News Release

For Immediate Release
November 24, 2009	For Further Information Contact:
George Lancaster, Hines
713-966-7676
george.lancaster@hines.com

HINES’ HEADQUARTERS AWARDED LEED® GOLD
Iconic Williams Tower Transformed into a Beacon of Green

(HOUSTON) – The Houston office of Hines, the international real estate firm, announced today that its iconic headquarters building, Williams Tower, has received Gold certification under the U.S. Green Building Council’s LEED® for Existing Buildings Rating System.

Williams Tower is a 1.5 million-square-foot, 64-story office building that was developed by Hines in 1982 and has been managed and leased by Hines since.  Designed by Philip Johnson/John Burgee, the tower was once the largest building in the world outside of a downtown area.

Challenging traditional assumptions about skyscrapers, Williams Tower has demonstrated excellent energy efficiency, as reflected in its recognition by the U.S. Environmental Protection Agency.  With six ENERGY STAR® labels and a current ENERGY STAR rating of 85, the building is 34 percent more energy efficient and annually saves $1.33 per square foot in energy costs when compared to the national average office building.  This translates into greenhouse gas reductions equivalent to removing 2,125 cars from the road.

Hines’ property management team recently took the building through the LEED certification process, implementing a series of retrofits and building upgrades to meet rising tenant expectations for high-performing, sustainable office space.

Ford Hubbard, marketing director of HOK Houston, which has been a tenant in the tower since 1996, said, “As with architectural quality, Hines was a pioneer among commercial developers for its early adoption of sustainable construction and operations practices.  The LEED Gold certification validates that the strategies Hines has espoused for decades really do work—and this is, in part, what has kept HOK in this building for so long.”

Green features and programs include: reduction in indoor potable water use through low-flow fixtures; heat island reduction through reflective surfaces; environmentally sensitive cleaning products; a comprehensive recycling and waste diversion program; green build-out guidelines for tenants; and the implementation of a comprehensive and ongoing retro-commissioning program, among other things.

Hines President Jeffrey C. Hines said, “Reflecting our firm’s guiding principles—which state that we will strive to be the industry leader in sustainability—the certification of our headquarters is symbolic of the commitment we have to green our entire portfolio and to deliver the highest quality to tenants, owners and investors.”

Williams Tower is leased to a number of world class companies, including: Citi, Hines, HOK, Rowan Companies, Van Kampen Investments, Wachovia, and Williams, among others.

Consistent with its approach to enhance long-term investment value, building owner Hines Real Estate Investment Trust, Inc. (Hines REIT) is implementing energy conservation measures and is pursuing LEED certification on a number of properties in its portfolio.  Hines REIT is also active in the ENERGY STAR program, with interests in 45 buildings that have earned the label.  As a result of its efforts, Hines REIT is a two-time winner of the NAREIT Leader in the Light award (at the Gold and Bronze levels), which is given to member companies that have demonstrated superior and sustained energy use practices.

Hines has secured LEED certifications for six Houston properties, totaling approximately six million square feet.  Globally Hines is responsible for 145 projects, representing more than 89 million square feet that have been certified, pre-certified or registered under the various LEED rating systems.  Hines was a founding member of the German Sustainable Building Council, and is active in the BRE Environmental Assessment Method program in the United Kingdom and the Haute Qualité Environnementale program in France.

In 2009 Hines was recognized by the EPA, for the second time, with the ENERGY STAR Sustained Excellence Award; Hines has 138 buildings, representing approximately 77 million square feet, that have earned the ENERGY STAR label.  Twelve Hines development or redevelopment projects, representing more than six million square feet, have been designated as Designed to Earn the ENERGY STAR.

Hines is a privately owned real estate firm involved in real estate investment, development and property management worldwide. The firm’s historical and current portfolio of projects that are underway, completed, acquired and managed for third parties includes 1,111 properties representing more than 449 million square feet of office, residential, mixed-use, industrial, hotel, medical and sports facilities, as well as large, master-planned communities and land developments.  Hines has offices in more than 100 cities in 17 countries and controls assets valued at approximately $22.9 billion.  Visit www.hines.com for more information.  To learn more about sustainability at Hines, visit www.hines.com/sustainability.